AMERICREDIT ANNOUNCES $500 MILLION STOCK REPURCHASE PLAN

FORT WORTH, TEXAS January 25, 2005 -- AMERICREDIT CORP. (NYSE: ACF) today announced that its board of directors has authorized a stock repurchase plan for up to $500 million. AmeriCredit may purchase the stock from time to time, depending on market conditions, in the open market or in privately negotiated transactions.

About AmeriCredit

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company's filings and reports with the Securities and Exchange Commission including the Company's annual report on Form 10-K for the period ended June 30, 2004. Such risks include -- but are not limited to -- variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

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Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
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